Exhibit 99.2

NOTICE OF OPTIONAL FULL REDEMPTION
HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
2.950% Senior Notes due 2022
CUSIP: 42225UAE4

NOTICE IS HEREBY GIVEN pursuant to Section 3.02 of the Indenture, dated as of June 8, 2017 (as amended, supplemented, or otherwise modified, the “Indenture”), among Healthcare Trust of America Holdings, LP, a Delaware limited partnership (the “Issuer”), Healthcare Trust of America, Inc., a Maryland corporation (the “Guarantor”), and U.S. Bank National Association, as trustee (the “Trustee” and the “Paying Agent”), that all of the Issuer’s outstanding 2.950% Senior Notes due 2022 (the “Notes”) have been called for Optional Redemption pursuant to Article 3 of the Indenture on September 20, 2019 (the “Redemption Date”) at the redemption price specified in the Indenture, which will be determined based on the Adjusted Treasury Rate (as defined in the Indenture) on the Third Business Day prior to the Redemption Date (the “Redemption Price”) together with accrued and unpaid interest, if any, to, but not including, the Redemption Date.

CUSIP*	Maturity	Rate	Principal Amount
42225UAE4	July 1, 2022	2.950%	$400,000,000

The Notes called for redemption must be surrendered to the Paying Agent in order to collect the Redemption Price, plus accrued and unpaid interest, if any, to, but not including, the Redemption Date. Surrender thereof can be made to the Paying Agent in the following manner:

Delivery Instructions:
U.S. Bank National Association
Corporate Trust Services
111 Filmore Avenue E.
St. Paul, MN 55107

Unless the Issuer defaults in paying the Redemption Price on the Redemption Date, interest on the principal amount designated to be redeemed shall cease to accrue on and after the Redemption Date, and the only remaining right of the Holders is to receive payment of the Redemption Price upon surrender to the Paying Agent of the Notes redeemed.

IMPORTANT NOTICE

Payments on the Notes in connection with the redemption may be subject to information reporting. In addition, such amounts may be subject to U.S. federal backup withholding tax if a U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable certification requirements. U.S. holders redeeming Notes pursuant to the redemption should complete an IRS Form W-9 (available on the IRS website at www.irs.gov) and provide it together with the Notes being surrendered. A non-U.S. holder not otherwise subject to U.S. federal income or withholding tax may nonetheless be subject to U.S. federal backup withholding tax with respect to payments on the Notes in connection with the redemption, unless the non-U.S. holder provides an applicable IRS Form W-8 (available on the IRS website at www.irs.gov) or otherwise establishes an exemption from backup withholding.

*None of the Trustee, Issuer or the Guarantor shall be held responsible for the selection or use of the CUSIP number, nor is any representation made as to their correctness or accuracy as listed in the redemption notice or printed in the Notes. It is included solely for convenience of the Holders. The Trustee is not responsible for any of the statements in this Notice, all of which should be deemed to be made exclusively by the Issuer.

By Healthcare Trust of America Holdings, LP

Dated: September 5, 2019